Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

American Telecom Services, Inc.

2466 Peck Road,

City of Industry, California 90601

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 31, 2005, relating to the financial statements of American Telecom Services, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Seidman, LLP

New York, New York

November 1, 2005